Exhibit 99.1

CONSOL Energy’s Former Majority Shareholder Closes

on Sale of Remaining Shares

PITTSBURGH, Feb. 23 - CONSOL Energy Inc.’s (NYSE: CNX - News) former majority shareholder, RWE of Essen, Germany, closed on a previously announced private placement sale of its remaining 16.6 million shares of CONSOL Energy common stock.

The shares of common stock offered have not been registered under the Securities Act of 1933 and may not be offered in the United States absent registration or an applicable exemption from registration requirements.

On September 23 and 24, 2003, RWE closed on a previously announced sale of 14.1 million shares of CONSOL Energy common stock. On the same dates, CONSOL Energy closed on a previously announced sale of 11.0 million primary shares of its common stock, increasing the total shares of common stock outstanding to 89.8 million and reducing RWE’s initial majority interest from 73.6% to 48.9%.

On October 9, RWE closed on the sale of an additional 27.3 million shares of CONSOL Energy common stock. That sale reduced RWE’s ownership to 16.6 million shares, or 18.5 percent.

CONSOL Energy Inc. is the largest producer of high-Btu bituminous coal in the United States. CONSOL Energy has 19 bituminous coal mining complexes in seven states. In addition, the company is one of the largest U.S. producers of coalbed methane with daily gas production of approximately 146.2 million cubic feet from wells in Pennsylvania, Virginia and West Virginia. The company also has a joint-venture company to produce natural gas in Virginia and Tennessee, and the company produces electricity from coalbed methane at a joint-venture generating facility in Virginia.

CONSOL Energy Inc. has annual revenues of $2.2 billion. It received the U.S. Department of the Interior’s Office of Surface Mining National Award for Excellence in Surface Mining for the company’s innovative reclamation practices in 2002 and 2003. Also in 2003, the company was listed in Information Week magazine’s “Information Week 500” list for its information technology operations. In 2002, the company received a U.S. Environmental Protection Agency Climate Protection Award. Additional information about the company can be found at its web site: www.consolenergy.com .

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